As filed with the Securities and Exchange Commission on May 31, 2012

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Kronos Worldwide, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	76-0294959 (I.R.S. Employer Identification Number)

Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, Texas 75240-2697 (972) 233-1700 (Address, including zip code, and telephone number, including area code, of principal executive offices)
Kronos Worldwide, Inc. 2012 Director Stock Plan `(Full title of the plan)
A. Andrew R. Louis
Vice President, Secretary and Associate General Counsel
Kronos Worldwide, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas  75240-2697
(972) 233-1700
(972) 448-1445 (facsimile)
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company”  in Rule 12b-2 of the Exchange Act.

Large accelerated filer☐		Accelerated filer ☒
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)(3)	Proposed Maximum Aggregate Offering Price (2)(3)	Amount of Registration Fee (3)
Common stock, par value $0.01 per share	200,000	$17.69	$3,538,000	$405.46

(1)
Pursuant to Rule 416, additional shares of the registrant’s common stock, par value $0.01 per share, issuable pursuant to the terms of the plan in order to prevent dilution resulting from any future stock split, stock dividend or similar transaction are also being registered hereunder.

(2)	Estimated solely for the purpose of calculating the registration fee.
(3)
Calculated pursuant to Rule 457(c) and (h).  Accordingly, the price per share of the common stock offered hereunder pursuant to the plan is based on 200,000 shares of common stock reserved for issuance under the plan at a price per share of $17.69, which is the average of the highest and lowest selling price per share of common stock on the New York Stock Exchange on May 29, 2012. The result is rounded to the nearest penny.

PART I
INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to plan participants as specified in Rule 428(b)(1) promulgated by the U.S. Securities and Exchange under the Securities Act of 1933, as amended.  Such documents are not required to be filed with the SEC but constitute (along with the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

The following references in this registration statement shall have the following meanings:

“2012 Director Stock Plan” or “2012 plan” shall mean the Kronos Worldwide, Inc. 2012 Director Stock Plan;

“Securities Exchange Act” or “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended;

“SEC” shall mean the U.S. Securities and Exchange Commission;

“Securities Act” shall mean the Securities Act of 1933, as amended; and

“us,” “our,” or “we,” shall mean the registrant, Kronos Worldwide, Inc., a Delaware corporation.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is considered to be part of this registration statement, and subsequent information that we file with the SEC will automatically update this registration statement.  We incorporate by reference into this registration statement the documents listed below:

(a)
our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which contains our audited financial statements for the year ended December 31, 2011, that we filed with the SEC on March 6, 2012;

(b)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

(c)	our Definitive Proxy Statement on Schedule14A that we with filed the SEC on March 30, 2012;

(d)	our Current Reports on Form 8-K we filed with the SEC on March 9, April 26, May 9 and May 11, 2012; and

(e)
the description of our capital stock contained in our Registration Statement on Form S-1 that we filed with the SEC on October 8, 2010 (File No. 333-169831), including any amendments or supplements to the description.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates all securities offered have been granted or that deregisters all remaining securities that have not been granted, shall be deemed to be incorporated by reference into this registration statement and to be a part of this registration statement from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement (or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference into this registration statement), modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6.  Indemnification of Directors and Officers.

We incorporate by reference into this registration statement Item 14 of our Pre-Effective Amendment No. 3 to Registration Statement on Form S-1 that we filed with the SEC on October 26, 2010 (File No. 333-169831), including any amendments or supplements thereto.

Item 8.  Exhibits.

The following documents are filed as a part of this registration statement.

Exhibit	Description of Exhibit

4.1
Restated First Amended and Restated Certificate of Incorporation as Amended on May 12, 2011 of the registrant — incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on May 13, 2011 (File No. 001-31763).

4.2	Amended and Restated Bylaws of the registrant — incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on October 31, 2007 (File No. 001-31763).
4.3
Form of the registrant’s common stock certificate — incorporated by reference to Exhibit 4.1 to the registrant’s Amendment No. 1 to General Form for Registration of Securities on Form 10 filed with the SEC on October 3, 2003 (File No. 001-31763).

4.4*	Kronos Worldwide, Inc. 2012 Director Stock Plan
5.1*	Opinion of A. Andrew R. Louis, Esq.
23.1*	Consent of A. Andrew R. Louis, Esq. (included in his opinion filed as Exhibit 5.1).
23.2*	Consent of PricewaterhouseCoopers LLP
24.1*	Power of Attorney (see the initial signature page of this registration statement).

*           Filed with this registration statement.

Item 9.  Undertakings.

A.           The undersigned registrant hereby undertakes:

(1)           to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)           that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, state of Texas, on May 31, 2012:

Kronos Worldwide, Inc.

By:   /s/ A. Andrew R. Louis
A. Andrew R. Louis
Vice President and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Gregory M. Swalwell, Robert D. Graham and A. Andrew R. Louis, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits, thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Harold C. Simmons Harold C. Simmons	Chairman of the Board	May 31, 2012

/s/ Steven L. Watson Steven L. Watson	Vice Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 31, 2012

/s/ Keith R. Coogan Keith R. Coogan	Director	May 31, 2012

/s/ C. H. Moore, Jr. C. H. Moore, Jr.	Director	May 31, 2012

/s/ George E. Poston George E. Poston	Director	May 31, 2012

/s/ Glenn R. Simmons Glenn R. Simmons	Director	May 31, 2012

/s/ R. Gerald Turner R. Gerald Turner	Director	May 31, 2012

/s/ Gregory M. Swalwell Gregory M. Swalwell	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 31, 2012

/s/ Tim C. Hafer Tim C. Hafer	Vice President and Controller (Principal Accounting Officer)	May 31, 2012

Exhibit Index

Exhibit	Description of Exhibit

4.1
Restated First Amended and Restated Certificate of Incorporation as Amended on May 12, 2011 of the registrant — incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on May 13, 2011 (File No. 001-31763).

4.2	Amended and Restated Bylaws of the registrant — incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on October 31, 2007 (File No. 001-31763).
4.3
Form of the registrant’s common stock certificate — incorporated by reference to Exhibit 4.1 to the registrant’s Amendment No. 1 to General Form for Registration of Securities on Form 10 filed with the SEC on October 3, 2003 (File No. 001-31763).

4.4*	Kronos Worldwide, Inc. 2012 Director Stock Plan
5.1*	Opinion of A. Andrew R. Louis, Esq.
23.1*	Consent of A. Andrew R. Louis, Esq. (included in his opinion filed as Exhibit 5.1).
23.2*	Consent of PricewaterhouseCoopers LLP
24.1*	Power of Attorney (see the initial signature page of this registration statement).

*           Filed with this registration statement.